Exhibit 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
Mark.Haden@Bunge.com

Media Contact:	Stewart Lindsay
Bunge Limited
914-684-3369 Stewart.Lindsay@Bunge.com
www.bunge.com

Bunge Reports Second Quarter 2007 Results

White Plains, NY – July 26, 2007 – Bunge Limited (NYSE:BG)
•	Net income increased $138 million, or $1.05 per share, compared to the same quarter last year

•	Total segment operating profit increased $239 million from the same quarter last year on improved results in agribusiness and fertilizer

•	The Company expects solid market conditions in agribusiness and fertilizer for the remainder of 2007

▪	Financial Highlights

(In millions, except per share data and percentages)
	Quarter Ended			Six Months Ended
	6/30/07	6/30/06	% Change	6/30/07	6/30/06	% Change
Volumes (metric tons)	35.4	31.4	13%	65.2	56.8	15%
Net sales	$9,915	$6,001	65%	$18,104	$11,626	56%
Total segment operating profit (1)	$257	$18	1,328%	$276	$72	283%
Net income (2)	$168	$30	460%	$182	$88	107%
Earnings per common share - diluted (3)	$1.30	$0.25	420%	$1.35	$0.73	85%

(1)
Total segment operating profit is the consolidated segment operating profit of Bunge’s segments. Total segment operating profit is a non-GAAP measure and is not intended to replace income from operations before income tax, the most directly comparable GAAP measure. The information required by Regulation G under the Securities Exchange Act of 1934, including reconciliation to income from operations before income tax, is included in the tables attached to this press release.

(2)
Bunge’s results included certain gains and charges that may be of interest to investors. See the Additional Financial Information section included in the tables attached to this press release for more information.

(3)	See Note 1 to the consolidated statements of income attached to this press release for information on the calculation of diluted earnings per share.

▪	Overview

Alberto Weisser, Chairman and Chief Executive Officer stated, “Bunge’s strong second quarter earnings were driven by a good performance in agribusiness and outstanding results in our fertilizer operations. We are optimistic about the second half of 2007 and our opportunities in 2008.

“While futures prices for soybeans and grains have been volatile, industry fundamentals are solid. Demand for protein meal and vegetable oil continues to grow; however, in some cases it has been difficult to pass higher edible oil prices on to customers. We expect good global harvests, with some exceptions in Europe, and large crop plantings in South America.

“High futures prices and acreage shifts in favor of corn in the United States reflect the influence of current and expected demand from the biofuels industry. Higher prices are beneficial for farmers worldwide and are particularly important in Brazil, where they have largely offset the negative impacts of a stronger local currency and increased crop input costs. While soybean farmers in that country continue to face high debt levels and operating costs, the market is helping to return them to better levels of profitability. This has been reflected in the increased demand for fertilizer seen in the first half of this year.

“In the past several months, we have taken notable steps to enhance our business. We completed the first phase of our fertilizer mine expansion in Araxá, Brazil and established a joint venture with OCP in Morocco to produce fertilizer products that we will import into Brazil, Argentina and other Latin American countries. Last week, as part of a larger strategy to improve the efficiency and growth position of our business in Southeast Europe, we finalized the acquisition of an oilseed processing plant and a portfolio of edible oil brands in Romania. And today we announced the creation of a joint venture with Sinograin, which manages China’s central grain and edible oil reserves, to build our fourth soybean processing plant in that nation.”

▪	Second Quarter Results

Agribusiness
Agribusiness had a strong quarter compared to a loss in the same period last year. Results benefited from improved oilseed processing margins and strong international marketing results. Our risk management strategies worked well, and we recovered a portion of the mark-to-market losses incurred in the first quarter on our agricultural commodity inventories and forward purchase contracts. Higher SG&A expense was largely due to personnel hires made in the first quarter to support growth in our product lines and the impact of foreign currency.

Fertilizer
Higher volumes and margins led to a strong performance in fertilizer when compared to the same period last year. The increase in volumes was almost entirely driven by product sales for soybean plantings, which historically are purchased in the second half of the year. Soybean farmers accelerated purchases because of favorable agricultural commodity prices and concerns about increasing crop input costs. Margins benefited from higher international prices for imported fertilizers and raw materials, as products are priced to import parity. Higher SG&A expense mostly resulted from an increase in incentive compensation costs. SG&A expense in the second quarter of 2006 included the reversal of a $12 million provision due to a favorable court ruling relating to Brazilian social taxes.
Edible Oil Products
Edible oils results declined primarily due to weaker performance in Europe, which was negatively impacted by higher raw material costs that were difficult to pass on to customers and higher sales and marketing expenses. In Brazil, stronger packaged oil results were driven by higher volumes and margins.
Milling Products
Lower results in the quarter were due to higher raw material and operating costs in wheat milling.
Financial Costs
Interest expense increased due to higher average borrowings, mostly resulting from the higher prices of agricultural commodity inventories.
Foreign exchange gains, incurred primarily on the net U.S. dollar-denominated monetary liability positions of Bunge’s Brazilian subsidiaries, were $93 million in the second quarter of 2007. The Brazilian real appreciated 6% in value against the U.S. dollar in the second quarter of 2007 when comparing the U.S. dollar exchange rate versus the Brazilian real at June 30, 2007 versus March 31, 2007. These gains largely offset foreign exchange losses on commodity inventories included in gross profit. In the second quarter of 2006, foreign exchange losses of $15 million were the result of the effects of volatility in the value of the Brazilian real against the U.S. dollar during that period.

Income Taxes
The effective tax rate for the six months ended June 30, 2007 was 25% compared to 9% for the same period in 2006. The increase in the effective tax rate was primarily due to increases in operating earnings in higher tax jurisdictions.
Minority Interest
Minority interest expense increased when compared to the same quarter in 2006 due to higher earnings at Fosfertil.
Equity in Earnings of Affiliates
Equity in earnings of affiliates was lower mostly due to weaker results.
Cash Flow
A significant increase in commodity prices during the six months ended June 30, 2007 resulted in cash flow used by operations increasing to $776 million from $400 million in the same period last year.

▪	Outlook

Alberto Weisser stated, “We expect solid performances in the second half of the year in our agribusiness and fertilizer segments, which should more than offset weaker results in edible oils. Agribusiness should continue to benefit from good industry fundamentals. Strong margins should lead to a good second-half performance in fertilizer, although the traditional increase in sales volumes will likely be moderated due to the level of forward purchasing which occurred in the second quarter.

“In consideration of this outlook, we are increasing our 2007 full-year guidance by $40 million to $630 million to $650 million, or $4.86 to $5.02 per share, which includes an estimated net $30 million gain, or $0.23 per share, relating to expected gains on sales of assets somewhat offset by restructuring and impairment charges. $8 million of such charges were incurred in the second quarter. This fully diluted per share guidance is based on an estimated weighted average of 129.5 million shares outstanding, which includes assumed dilution relating to our convertible preference shares.”

Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EDT to discuss the company’s results.

To listen to the conference call, please dial (800) 810-0924. If you are located outside of the United States, dial (913) 981-4900. Please dial in five to 10 minutes before the scheduled start time. When prompted, enter passcode number 4715912. The conference call will also be available live on the company’s Web site at www.Bunge.com.

To access the webcast, click the “News and Information” link on the Bunge homepage then select “Webcasts and Upcoming Events”. Click the link for the “Q2 2007 Bunge Limited Conference Call,” and follow the prompts to join the call. Please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay of the call will be available beginning at 1:00 p.m. EDT on July 26, 2007 and continuing through 1:00 p.m. EDT on August 24, 2007. To listen to the replay, please dial (888) 203-1112, or, if located outside of the United States, dial (719) 457-0820. When prompted, enter passcode number 4715912. A rebroadcast of the conference call will also be available on the company’s Web site. To locate the rebroadcast on the Web site, click the “News and Information” link on the Bunge homepage then select “Audio Archives” from the left-hand menu. Select the link for the “Q2 2007 Bunge Limited Conference Call.” Follow the prompts to access the replay.

About Bunge Limited

Bunge Limited (www.Bunge.com, NYSE: BG) is a leading global agribusiness and food company founded in 1818 and headquartered in White Plains, New York. Bunge’s over 22,000 employees in over 30 countries enhance lives by improving the global agribusiness and food production chain. The company supplies fertilizer to farmers in South America, originates, transports and processes oilseeds, grains and other agricultural commodities worldwide, produces food products for commercial customers and consumers and supplies raw materials and services to the biofuels industry.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue” and similar expressions. These forward-

looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances; estimated demand for the commodities and other products that we sell and use in our business; industry conditions, including the cyclicality of the agribusiness industry and unpredictability of the weather; agricultural, economic and political conditions in the primary markets where we operate; and other economic, business, competitive and/or regulatory factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors. The table includes a description of these items and their effect on total segment operating profit, income from operations before income tax, net income and earnings per share for the quarter and six months ended June 30, 2007 and 2006.

(In millions, except per share data)	Total Segment Operating Profit		Income From Operations Before Income Tax		Net Income		Earnings Per Share Diluted
Quarter Ended June 30:	2007	2006	2007	2006	2007	2006	2007	2006
Impairment and restructuring charges (1)	$(8)	$—	$(8)	$—	$(7)	$—	$(0.05)	$—
Reversal of social contribution/ transactional tax provision (2)	—	12	—	12	—	6	—	0.05
Total	$(8)	$12	$(8)	$12	$(7)	$6	$(0.05)	$0.05

(In millions, except per share data)	Total Segment Operating Profit		Income From Operations Before Income Tax		Net Income		Earnings Per Share Diluted
Six Months Ended June 30:	2007	2006	2007	2006	2007	2006	2007	2006
Impairment and restructuring charges (1)	$(8)	$(24)	$(8)	$(24)	$(7)	$(16)	$(0.06)	$(0.13)
Reversal of social contribution/ transactional tax provision (2)	—	12	—	12	—	6	—	0.05
Total	$(8)	$(12)	$(8)	$(12)	$(7)	$(10)	$(0.06)	$(0.08)

(1)
Impairment and restructuring charges in the quarter and six months ended June 30, 2007 consisted of $4 million in the agribusiness segment and $4 million in the edible oil products segment, which were recorded in cost of goods sold. Impairment and restructuring charges in the six months ended June 30, 2006 consisted of $20 million in the agribusiness segment and $2 million in the edible oil products segment, which were recorded in cost of goods sold, and $2 million in the fertilizer segment, which was recorded in selling, general and administrative expenses.

(2)
In the second quarter of 2006, Bunge received a favorable final ruling from the Brazilian tax court related to social contribution taxes improperly levied in prior years. As a result, Bunge’s Brazilian fertilizer subsidiaries affected by this ruling reversed their provision related to this tax. The effect on net income is net of minority interest.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data and percentages)
(Unaudited)

	Quarter Ended June 30,		Percent	Six Months Ended June 30,		Percent
	2007	2006	Change	2007	2006	Change

Net sales	$9,915	$6,001	65%	$18,104	$11,626	56%
Cost of goods sold	(9,383)	(5,713)	64%	(17,272)	(11,054)	56%

Gross profit	532	288	85%	832	572	45%
Selling, general and administrative expenses	(307)	(218)	41%	(572)	(445)	29%
Interest income	37	30	23%	68	58	17%
Interest expense	(51)	(54)	(6)%	(92)	(102)	(10)%
Interest expense on readily marketable inventories	(28)	(13)	115%	(57)	(26)	119%
Foreign exchange gain (loss)	93	(15)		122	28
Other income (expense)−net	1	3	(67)%	3	4	(25)%

Income from operations before income tax	277	21	1,219%	304	89	242%
Income tax (expense) benefit	(70)	3		(76)	(8)

Income from operations after income tax	207	24	763%	228	81	181%
Minority interest	(35)	(8)	338%	(47)	(19)	147%
Equity in earnings (loss) of affiliates	(4)	14	(129)%	1	26	(96)%

Net income	168	30	460%	182	88	107%

Convertible preference share dividends	(9)	—		(17)	—
Net income available to common shareholders	$159	$30	430%	$165	$88	88%

Earnings per common share - diluted (Note 1):	$1.30	$0.25	420%	$1.35	$0.73	85%

Weighted-average common shares outstanding-diluted (Note 1)	129,487,981	120,731,717		121,814,664	120,702,213

Note 1:
The dilutive effect of the of 7,483,740 weighted average common shares, which would be issuable upon conversion of Bunge’s convertible preference shares, is excluded from the earnings per common share- diluted calculation for the six months ended June 30, 2007 because the effect of the conversion would not have been dilutive and is included for the quarter ended June 30, 2007 because the effect of the conversion would have been dilutive.

CONSOLIDATED SEGMENT INFORMATION

(In millions, except volumes and percentages)
(Unaudited) (Note 1 and 2)

Set forth below is a summary of certain items in our consolidated statements of income and volumes by reportable segment.

	Quarter Ended June 30,		Percent	Six Months Ended June 30,		Percent
	2007	2006	Change	2007	2006	Change
Volumes (in thousands of metric tons):
Agribusiness	30,000	27,338	10%	55,093	49,001	12%
Fertilizer	3,045	1,870	63%	5,496	3,588	53%
Edible oil products	1,388	1,160	20%	2,651	2,247	18%
Milling products	1,008	1,017	(1)%	1,913	1,967	(3)%
Total	35,441	31,385	13%	65,153	56,803	15%

Net sales:
Agribusiness	$7,543	$4,499	68%	$13,733	$8,642	59%
Fertilizer	795	381	109%	1,408	801	76%
Edible oil products	1,267	882	44%	2,392	1,711	40%
Milling products	310	239	30%	571	472	21%
Total	$9,915	$6,001	65%	$18,104	$11,626	56%

Gross profit:
Agribusiness	$263	$151	74%	$373	$286	30%
Fertilizer	157	37	324%	237	87	172%
Edible oil products	76	66	15%	153	133	15%
Milling products	36	34	6%	69	66	5%
Total	$532	$288	85%	$832	$572	45%

Selling, general and administrative expenses:
Agribusiness	$(143)	$(120)	19%	$(278)	$(225)	24%
Fertilizer	(69)	(35)	97%	(117)	(89)	31%
Edible oil products	(73)	(47)	55%	(137)	(100)	37%
Milling products	(22)	(16)	38%	(40)	(31)	29%
Total	$(307)	$(218)	41%	$(572)	$(445)	29%

Foreign exchange gain (loss):
Agribusiness	$47	$(19)		$53	$(18)
Fertilizer	40	8		66	41
Edible oil products	1	2		2	3
Milling products	(1)	—		(3)	—
Total	$87	$(9)		$118	$26

Interest income:
Agribusiness	$7	$6	17%	$14	$13	8%
Fertilizer	17	15	13%	31	31	—%
Edible oil products	—	1	(100)%	1	1	—%
Milling products	—	2	(100)%	1	2	(50)%
Total	$24	$24	—%	$47	$47	—%

Interest expense:
Agribusiness	$(67)	$(48)	40%	$(121)	$(87)	39%
Fertilizer	(3)	(9)	(67)%	(10)	(23)	(57)%
Edible oil products	(8)	(9)	(11)%	(16)	(15)	7%
Milling products	(1)	(1)	—%	(2)	(3)	(33)%
Total	$(79)	$(67)	18%	$(149)	$(128)	16%

	Quarter Ended June 30,		Percent	Six Months Ended June 30,		Percent
	2007	2006	Change	2007	2006	Change

Segment operating profit (loss):
Agribusiness	$107	$(30)	457%	$41	$(31)	232%
Fertilizer	142	16	788%	207	47	340%
Edible oil products	(4)	13	(131)%	3	22	(86)%
Milling products	12	19	(37)%	25	34	(26)%
Total (Note 3)	$257	$18	1,328%	$276	$72	283%

Income from operations before income tax :
Segment operating profit	$257	$18	1,328%	$276	$72	283%
Unallocated income - net (Note 4)	20	3	567%	28	17	65%
Income from operations before income tax	$277	$21	1,219%	$304	$89	242%

Depreciation, depletion and amortization:
Agribusiness	$37	$32	16%	$70	$63	11%
Fertilizer	35	33	6%	70	64	9%
Edible oil products	15	11	36%	29	23	26%
Milling products	3	3	—%	7	7	—%
Total	$90	$79	14%	$176	$157	12%

Note 1:
In the first quarter of 2007, Bunge reclassified certain product lines from the edible oil products segment to the agribusiness segment. As a result, amounts for the quarter and six months ended June 30, 2006 have been reclassified to conform to the current period presentation.

Note 2:
Impairment and restructuring charges in the quarter and six months ended June 30, 2007 consisted of $4 million in the agribusiness segment and $4 million in the edible oil products segment, which were recorded in cost of goods sold. Impairment and restructuring charges in the six months ended June 30, 2006 consisted of $20 million in the agribusiness segment and $2 million in the edible oil products segment, which were recorded in cost of goods sold, and $2 million in the fertilizer segment, which was recorded in selling general and administrative expenses.

Note 3:
Total segment operating profit is the consolidated segment operating profit of all of Bunge’s operating segments. Total segment operating profit is a non-GAAP measure and is not intended to replace income from operations before income tax, the most directly comparable GAAP measure. The information required by Regulation G under the Securities Exchange Act of 1934, including the reconciliation to income from operations before income tax, is included under the caption “Reconciliation of Non-GAAP Measures”.

Note 4:	Includes interest income, interest expense and foreign exchange gains and losses and other income and expenses not directly attributable to Bunge’s operating segments.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)
(Unaudited)

	June 30,	December 31,	June 30,
	2007	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$466	$365	$279
Trade accounts receivable	2,490	1,879	1,690
Inventories	4,839	3,684	3,300
Deferred income taxes	136	149	108
Other current assets	3,529	2,316	1,790
Total current assets	11,460	8,393	7,167
Property, plant and equipment, net	3,739	3,446	3,103
Goodwill	249	236	188
Other intangible assets, net	105	99	126
Investments in affiliates	665	649	623
Deferred income taxes	909	714	564
Other non-current assets	902	810	653
Total assets	$18,029	$14,347	$12,424

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$833	$454	$709
Current portion of long-term debt	96	156	87
Trade accounts payable	2,984	2,328	1,943
Deferred income taxes	70	54	35
Other current liabilities	2,618	1,523	1,111
Total current liabilities	6,601	4,515	3,885
Long-term debt	3,670	2,874	2,872
Deferred income taxes	193	180	145
Other non-current liabilities	911	700	618
Minority interest in subsidiaries	506	410	364
Shareholders’ equity	6,148	5,668	4,540
Total liabilities and shareholders’ equity	$18,029	$14,347	$12,424

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)
(Unaudited)

	Six Months Ended June 30,
	2007	2006
OPERATING ACTIVITIES
Net income	$182	$88
Adjustments to reconcile net income to cash used for operating activities:
Foreign exchange gain on debt	(92)	(114)
Impairment of assets	8	20
Bad debt expense	16	21
Depreciation, depletion and amortization	176	157
Stock-based compensation expense	20	(2)
Deferred income taxes	(87)	(87)
Decrease in the allowance for recoverable taxes	—	(6)
Minority interest	47	19
Equity in earnings of affiliates	(1)	(26)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(447)	72
Inventories	(932)	(412)
Prepaid commodity purchase contracts	(117)	(31)
Secured advances to suppliers	128	101
Trade accounts payable	421	47
Advances on sales	(24)	(80)
Unrealized net gain on derivative contracts	(29)	(72)
Accrued liabilities	(22)	(36)
Other - net	(23)	(59)
Cash used for operating activities	(776)	(400)

INVESTING ACTIVITIES
Payments made for capital expenditures	(210)	(181)
Investments in affiliates	(26)	(52)
Acquisitions of businesses	(2)	(6)
Related party loan repayments	3	6
Proceeds from disposal of property, plant and equipment	14	4
Return of capital from affiliate	—	13
Proceeds from sale of investments	—	11
Cash used for investing activities	(221)	(205)

FINANCING ACTIVITIES
Net change in short-term debt	357	278
Proceeds from long-term debt	1,572	452
Repayments of long-term debt	(807)	(172)
Proceeds from sale of common shares	20	9
Dividends paid to common shareholders	(39)	(36)
Dividends paid to preference shareholders	(17)	—
Dividends paid to minority interest	(7)	(16)
Cash provided by financing activities	1,079	515
Effect of exchange rate changes on cash and cash equivalents	19	15

Net increase (decrease) in cash and cash equivalents	101	(75)
Cash and cash equivalents, beginning of period	365	354
Cash and cash equivalents, end of period	$466	$279

Reconciliation of Non-GAAP Measures

This earnings release contains total segment operating profit, net financial debt and net financial debt less readily marketable inventories, which are “non-GAAP financial measures” as this term is defined in Regulation G of the Securities Exchange Act of 1934. In accordance with Regulation G, Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Total Segment Operating Profit

Total segment operating profit, which is the consolidated segment operating profit of all of Bunge’s operating segments, is Bunge’s consolidated income from operations before income tax that includes interest income of each segment and an allocated portion of the foreign exchange gains and losses and of interest expense relating to debt financing operating working capital, including readily marketable inventories.

Total segment operating profit is a non-GAAP financial measure and is not intended to replace income from operations before income tax, the most directly comparable GAAP financial measure. Total segment operating profit is a key performance measurement used by Bunge’s management to evaluate whether operating activities cover the financing costs of its business. Bunge believes total segment operating profit is a more complete measure of its operating profitability, since it allocates foreign exchange gains and losses and the cost of debt financing working capital to the appropriate operating segments. Additionally, Bunge believes total segment operating profit assists investors by allowing them to evaluate changes in the operating results of its portfolio of businesses before non-operating factors that affect net income. Total segment operating profit is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to income from operations before income tax or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of income from operations before income tax to total segment operating profit:

	Quarter Ended June 30,		Six Months Ended June 30,
(In millions)	2007	2006	2007	2006
Income from operations before income tax	$277	$21	$304	$89
Unallocated income - net (1)	(20)	(3)	(28)	(17)
Total segment operating profit	$257	$18	$276	$72

(1)	Includes interest income, interest expense and foreign exchange gains and losses and other income and expenses not directly attributable to Bunge’s operating segments.

Net Financial Debt

Net financial debt is the sum of short-term debt, current maturities of long-term debt and long-term debt, less cash and cash equivalents and marketable securities. Net financial debt is presented because management believes it represents a meaningful measure of Bunge’s leverage capacity and solvency. Net financial debt is not a measure of solvency under U.S. GAAP and should not be considered as an alternative to total debt as a measure of solvency.

Net financial debt less readily marketable inventories (RMI), or net financial debt less RMI, is the sum of short-term debt, current maturities of long-term debt and long-term debt, less cash and cash equivalents, marketable securities and readily marketable inventories. Net financial debt less RMI is presented because management believes it represents a more complete picture of Bunge’s leverage capacity and solvency since it adjusts for readily marketable inventories. Readily marketable inventories are agricultural inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms. Net financial debt less RMI is not a measure of leverage capacity and solvency under U.S. GAAP and should not be considered as an alternative to total debt as a measure of solvency.

Below is a reconciliation of total long-term and short-term debt to net financial debt and to net financial debt less readily marketable inventories:

	June 30,	December 31,	June 30,
(In millions)	2007	2006	2006
Short-term debt	$833	$454	$709
Long-term debt, including current portion	3,766	3,030	2,959
Total debt	4,599	3,484	3,668
Less:
Cash and cash equivalents	466	365	279
Marketable securities	15	3	8
Net financial debt	4,118	3,116	3,381
Less: Readily marketable inventories	3,227	2,336	2,130
Net financial debt less readily marketable inventories	$891	$780	$1,251